Contact:
J. Marc Lewis, Vice President-Investor Relations	3155 NW 77th Avenue
305.406.3165	Miami, FL 33122
marc.lewis@mastec.com	Tel: 305-599-1800
Fax: 305-406-3138
www.mastec.com

For Immediate Release

MasTec Announces 2003 Third Quarter Earnings Increased
160% over 2002 and Issues Guidance Through 2004

MIAMI (November 12, 2003) — MasTec, Inc. (NYSE: MTZ) today announced results for the third quarter of 2003. For the quarter ended September 30, 2003, the Company had revenue of $248.4 million and a net income of $6.3 million, compared with revenue of $231.8 million and net income of $2.4 million for the comparable quarter of 2002. Net income per share increased 160% to $0.13 compared with $0.05 per share for the third quarter of 2002.

Financial performance was propelled in large part by MasTec’s growing broadband upgrade and installation work where margins and efficiencies were strong during the quarter just ended. As previously reported, included in the third quarter earnings for 2003 is a one time gain, net of costs to close, on the sale of certain non-operating international assets in the amount of $0.02 per share. At September 30, 2003, the Company had no outstanding draws on its $125 million credit facility and was in compliance with all financial covenants. Additionally, at September 30, 2003, the Company had $15.2 million in cash, an $11.0 million increase from the previous quarter.

Austin J. Shanfelter, President and CEO stated, “We are once again on the high end of our earnings guidance and are very pleased with the financial results in the third quarter, which was made possible by the continued execution of our strategy by MasTec’s team members. The opportunities facing our industry are accelerating and we look forward to further near-term customer deployment potential, particularly in broadband and telecom.”

Donald P. Weinstein, MasTec’s Executive Vice President and Chief Financial Officer commented, “We continue to demonstrate strong core service offering performance. The performance of our broadband, energy, telecom and ITS offerings offset margin shortfalls in our international operation during the quarter. The Company is exploring all strategic options for improving the international operation.”

For the fourth quarter of 2003, MasTec expects revenue to be from $220 million to $240 million with earnings per share between $0.09 and $0.13. For the entire year, we expect revenue ranging from $858 to $878 million and EPS ranging from $0.24 to $0.28 per share.

Looking forward to 2004, MasTec expects revenue to be from $900 million to $1.0 billion with earnings between $0.52 and $0.62 per share.

Summary financials for the quarter just ended are as follows:

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2003	2002
Revenue	$248,373	$231,758
Costs of revenue, excluding depreciation	212,922	196,604
Depreciation	6,684	8,085
Amortization	198	128
General and administrative expenses	14,663	19,196
Interest expense	5,035	4,777
Interest income	93	264
Other income, net	1,623	484

Income before provision for income taxes and minority interest	10,587	3,716
Provision for income taxes	4,412	1,357
Minority interest	75	4

Net income	$6,250	$2,363

Basic weighted average common shares outstanding	48,102	47,926

Basic earnings per share	$0.13	$0.05

Diluted weighted average common shares outstanding	48,919	47,965

Diluted earnings per share	$0.13	$0.05

CONSOLIDATED BALANCE SHEETS

(In thousands)
(Unaudited)

	September 30, 2003	(Audited) December 31, 2002

Assets
Total current assets	$312,087	$275,172

Property and equipment, net	90,298	118,475
Goodwill	150,987	150,984
Deferred taxes	30,890	40,271
Other assets	43,850	38,890

Total assets	$628,112	$623,792

Liabilities and Shareholders' Equity
Current liabilities	$125,210	$130,395
Other liabilities	20,741	22,214
Long-term debt	197,003	197,435
Total shareholders' equity	285,158	273,748

Total liabilities and shareholders' equity	$628,112	$623,792

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Net cash (used in) provided by operating activities	$(4,484)	$55,687
Net cash provided by (used in) investing activities	10,472	(20,280)
Net cash used in financing activities	(195)	(69,906)

Net increase (decrease) in cash and cash equivalents	5,793	(34,499)
Net effect of currency translation on cash	660	(2,463)
Cash and cash equivalents - beginning of period	8,730	48,478

Cash and cash equivalents - end of period	$15,183	$11,516

Executives of MasTec will also hold a conference call with the investment community on Thursday, November 13, 2003 at 10:30 a.m. eastern time, to discuss operational details for the quarter. The call in number for the conference call is (913) 981-5510 and the replay number is (719) 457-0820, with a pass code of 228066. The replay will run from November 13 to November 27. Additionally, the call will be broadcast live over the Internet at http://www.firstcallevents.com/service/ajwz391801243gf12.html or through the investor relations section of the Company’s website at www.mastec.com.

MasTec is a leading communications, intelligent traffic and energy infrastructure service provider in North America and Brazil. The Company designs, builds, installs, maintains and monitors internal and external networks for leading telecommunications, broadband, energy and Fortune 1000 companies and for state departments of transportation.

        This press release and any accompanying documents and/or conference calls may contain forward-looking statements described in the Private Securities Litigation Reform Act of 1995. In these communications, we may make certain statements that are forward-looking, such as statements regarding MasTec’s future results and plans and anticipated trends in the industries and economies in which MasTec operates.

        These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue may differ from that projected, that we may be further impacted by slowdowns, postponements or cancellations in our clients’ businesses or deterioration in our clients’ financial condition, that our targeted service markets may not expand as we anticipate, that our reserves and allowances may be inadequate or the carrying value of our assets may be impaired, that the outcome of pending litigation may be adverse to us and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts.

        Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by the Company in these communications. These and other risks, uncertainties and assumptions are detailed in documents filed by the Company with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.